Exhibit 10.46

INDEPENDENT CONTRACTOR AGREEMENT

This independent contractor agreement is entered into by and between AATWINASSOCIATES LTD, a limited liability company duly organized and existing under the laws of United Arab Emirates, whose registered office is at RAK Business Centre, 712 The Fairmont Hotel, Sheikh Zayed Road, PO Box 65886, DUBAÏ, UAE (hereinafter referred to as the “AATW”), shall be known as the “Contractor” (Contractor)

and

Aircom Pacific, Inc., of 44043 Fremont Boulevard, Fremont, CA 94538, USA in its name and also on behalf of the direct or indirect legal subsidiary entity of Aircom to be registered and incorporated as a limited liability company in Malta (the “Malta Subsidiary”). Aircom and the Malta Subsidiary, together or separately as the case may be or as the context may require, shall be known as “the Client” (Client).

The parties agree as follows:

1. EFFECT AND TERM OF CONTRACT

This Agreement will become effective only upon being executed by both Contractor and Client and shall cover the period commencing on and from 1st January 2019 and ending 31st December 2021. This agreement may be extended beyond the termination date subject to both parties entering into mutual discussions three months prior to the expiry of this agreement.

2. INDEPENDENT CONTRACTOR STATUS

2.1 The parties expressly intend that Contractor is an independent contractor and not an employee, agent, joint venturer, or partner of Client for any purpose whatsoever. Contractor will determine the method, details, and means of performing the services set forth in paragraph 3. Client shall have no right to, and shall not, control the manner or prescribe the method by which Contractor will render services to Client pursuant to this Agreement. None of the provisions of this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Contractor and Client.

2.2 Contractor acknowledges and understands that during the term of this Agreement, Client may from time to time contract with others to perform similar services.

2.3 Client acknowledges and understands that during the term of this Agreement, Contractor may from time to time contract with others to perform similar services so long as such services do not conflict with Contractor’s efforts on behalf of Client and are not contrary to Client’s best interests.

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2.4 Save as otherwise provided in this Agreement, Contractor shall: (a) furnish, at his own expense, whatever labor, materials and equipment he deems necessary or incidental to his rendering of services pursuant to this Agreement; and (b) be responsible for all costs and expenses necessary or incidental to his rendering of services pursuant to this Agreement.

2.5 Contractor may engage personnel of his choosing, other than employees of Client, to assist in performing the services required by this Agreement. Should Contractor choose to engage any personnel, other than employees of Client, to assist in rendering services pursuant to this Agreement:

2.5.1 Personnel so engaged shall at all times remain under the direct supervision and control of Contractor.

2.5.2 Contractor shall be solely responsible for the selection, hiring, firing, supervision, assignment and direction, setting of wages, hours and working conditions, and the adjustment of grievances of any persons he shall engage to assist in rendering services under this Agreement.

2.5.3 Contractor shall determine the method, means and manner of the performance of the work of any persons he engages to assist in rendering services pursuant to this Agreement.

2.5.4 Contractor assumes full and sole responsibility for the payment of all wages, benefits or expenses of any person he engages to assist in rendering services under this Agreement and Contractor shall be responsible for meeting and fulfilling the requirements of all regulations now or hereinafter prescribed by any legally constituted authority with respect to any persons engaged by Contractor to assist in rendering services under this Agreement, including, but not limited to, carrying requisite insurance, including workers’ compensation insurance, withholding from wages those amounts required by law, and keeping adequate and complete payroll and personnel records.

2.5.5 Client shall neither have nor exercise disciplinary authority or control with respect to any persons engaged by Contractor, nor shall Client have authority to supervise or direct, select, approve, hire, fire or discipline any person Contractor engages to assist in rendering services under this Agreement.

2.5.6 Nothing in this Agreement shall prevent Client from determining in its sole judgment the quality or effectiveness of Contractor’s efforts made and results achieved.

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3. SERVICES TO BE PERFORMED BY CONTRACTOR

3.1 Contractor shall establish and implement a strategy for Client to approach various airlines for the purposes of Client promoting its products for installation on aircraft belonging to such airlines as detailed in Appendix 1.

3.2 Contractor will determine the method, details, and means of performing the service referred to in sub-paragraph 3.1 above. Client understands and hereby warrants that it retains no right to control the method and means by which the said services are to be performed by Contractor, Contractor's agents, employees, or assistants. Client retains the right to approve or disapprove of the efforts of the Contractor in connection with the foregoing services.

4. COMPENSATION

4.1 The Client shall pay Contractor the sum of Fifteen Thousand One Hundred and Twenty Euros (Euro 15,1 20) per month (exclusive of value added tax, if any) in arrears. The payment of each monthly instalment or any pro rata portion thereof in the event of an earlier termination of this Agreement (as the case may be) shall be made by the seventh day following the end of the relevant month or following the date of termination of this Agreement, whichever occurs the earlier.

4.2 The Client shall giving 2000 shares stock options per year to the Contractor, which will subject to final approval by the compensation committee of Aerkomm’s board of directors.

4.3 Client shall reimburse Contractor for air fares incurred by Contractor on Client’s behalf upon presentation to Client of suitable receipts. Contractor shall provide Client with details of any travel to be undertaken by Contractor, including, but not limited to, dates, duration, location, purpose and itinerary. No such overseas travel may be undertaken on Client’s behalf without the prior approval of the Client.

4.4 Client shall reimburse Contractor in an amount not to exceed €300 (Euro Three Hundred) per night (exclusive of any taxes or similar charges as may be applicable) for lodging expenses incurred by Contractor on Client’s behalf upon presentation to Client of suitable receipts for overseas travel requiring overnight stays.

4.5 The Client will reimburse Contractor for all actual, necessary and reasonable expenses incurred by Contractor in the course of his performance of services hereunder. Contractor will properly account for all such expenses.

5. OBLIGATIONS OF CONTRACTOR

5.1 Contractor agrees to provide for Contractor's own medical, dental, and vision expenses and insurance, including payment of any health insurance premiums, and agrees to hold harmless and indemnify Client for any and all claims arising out of any injury or disability suffered by the Contractor, except if and to the extent that such claims arise or result from Client’s or its employees’ or agents’ wilful default or negligence, including the failure to perform their obligations under this Agreement.

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5.2 Contractor shall be solely responsible for providing workers' compensation insurance for the Contractor and Contractor's agents, employees or assistants who are not assigned by the Client to the Contractor. Contractor further agrees to hold harmless and indemnify Client for any and all claims arising out of any injury, disability or death of Contractor or any of Contractor's agents, employees or assistants who are not assigned by the Client to the Contractor, as may be suffered or experienced in the course of fulfilling Contractor's obligations under this Agreement, except if and to the extent that such claims arise or result from Client’s or its employees’ or agents’ wilful default or negligence, including the failure to perform their obligations under this Agreement.

5.3 Except as set forth in the proviso to this sub-paragraph 5.3 and in sub-paragraphs 6.1 and 6.2 below, Contractor shall be solely responsible for providing all tools, materials and equipment necessary for completion of the duties set forth above. Provided that Client shall forthwith make available and provide Contractor, at his request and free of any charge or fee, with any software, information, documentation, resources and/or equipment relating to Client’s business for use by Contractor during any trade shows or meetings which Contractor may attend in furtherance of this Agreement or generally as may be deemed necessary and/or required by the Contractor for the performance of this Agreement.

5.4 Upon termination of this Agreement for any reason whatsoever, Contractor shall return to Client all equipment, documentation, information and other Client property provided by Client, specifically including, but not limited to, any software, information, documentation, resources and/or equipment referred to in sub-paragraph 5.3 above and that equipment set forth in sub-paragraphs 6.1 and 6.2 below.

5.5 Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Contractor without prior written consent of Client. Provided that Contractor shall be permitted to engage personnel to assist his performance pursuant to sub-paragraph 2.5 above.

6. OBLIGATIONS OF CLIENT

6.1 Client agrees to comply with all reasonable requests of Contractor for software, information, documentation, resources, equipment or material in the custody or control of Client as may be necessary for completion of this Agreement as further set out in sub-paragraph 5.3 above.

6.2 Client shall reimburse Contractor any and all mobile telephone service costs relating to usage on performing Contractor’s obligations under this Agreement behalf of Client.

6.3 Neither this Agreement, nor any duties or obligations under this Agreement, may be assigned by Client without prior written consent of Contractor.

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7. TERMINATION OF AGREEMENT

7.1 Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events , whichever occurs the earliest: (1) the lapse of the Term; or (2) death or disability of Contractor; or (3) assignment of this Agreement by either party without the express written consent of the other party. As used herein, “disability” means any physical or mental condition that prevents Contractor from performing Contractor's obligations pursuant to this Agreement for a period of more than 30 days.

7.2 Should Client default in the performance of this Agreement, or materially breach any of its provisions, Contractor, at Contractor's option, may terminate this Agreement immediately by giving written notice to the Client.

7.3 Should Contractor default in the performance of this Agreement, or materially breach any of its provisions, Client, at Client's option, may terminate this Agreement immediately by giving written notice to Contractor.

7.4 In the event of a termination of this Agreement prior to the expiration of the Term, the sole obligation of the Client will be to pay the pro rata amount of the monthly payment due under sub-paragraph 4.6.1 , any Per Diem Payment amounts due under sub-paragraph 4.3 and any incurred but unreimbursed expenses under sub-paragraphs 4.4, 4.5, 4.6.2, and 6.2, provided, however, that the cost of equipment provided by Client to Contractor but not returned by Contractor may be offset against amounts due under sub-paragraphs 4.4, 4.5, 4.6.2, and 6.2.

8. INDEMNIFICATION OF LIABILITY

8.1 Contractor shall indemnify and hold Client harmless against any and all liability imposed or claimed, including attorneys' fees and other legal expenses, arising directly or indirectly from any act or failure of Contractor or Contractor's employees or agents, including all claims relating to the injury, disability or death of any person or damage to any property, except if and to the extent that such liability arises or results from Client’s or its employees’ or agents’ fraud, wilful default or negligence, including the failure to perform their obligations under this Agreement.

8.2 Client shall indemnify and hold Contractor harmless against any and all liability imposed or claimed, including attorneys' fees and other legal expenses, arising directly or indirectly from any act or failure of Client or Client's employees or agents, including all claims relating to the injury, disability or death of any person or damage to any property, except if and to the extent that such liability arises or results from Contractor’s or his employees’ or agents' fraud, wilful default or negligence, including the failure to perform their obligations under this Agreement.

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9. GENERAL PROVISIONS

9.1 Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of Contractor, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. My modification of this Agreement must be made in writing and signed by Contractor and the President of Client.

9.2 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavours to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

9.3 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The courts of California shall have exclusive jurisdiction to determine any dispute in relation to this Agreement.

DATED: ______________, 2018	By
AIRCOM PACIFIC, INC. Jeffrey Wun — CEO

DATED: ______________, 2018	By:
AATWINASSOCIATES
01/02/2019

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APPENDIX 1 - The Service

The Terms of Reference addresses the support of the development, certification and installation of the AIRCOM product on the Airbus family aircraft, assisting to get new customers, new STCs on the different Boeing aircraft models, contractual obligations and support levels with customers and suppliers.

Phase 1:

●	Meetings follow up between AIRCOM and Airbus to ensure that the conditions of the agreement between AIRCOM and Airbus are met.

Purpose:

➢	Determine the road map between AIRCOM and Airbus to achieve that terms and schedule, way of working and pre-evaluate the terms and conditions of a future commercial and technical relationship between AIRCOM and Airbus.

➢	Define a common approach to develop Service Bulletins for the installation of AIRCOM system on the Airbus A318, A330, A340, A350 and A380 family.

➢	Define a common approach to develop STCs for the installation of AIRCOM system on different Boeing aircraft models.

➢	Assist AIRCOM for the sale of the product.

Phase 2:

●	Support to the development of the Service Bulletins until completion of AIRCOM contractual obligations to Airbus under the Detailed Agreement.

Purpose:

➢	Support AIRCOM during the Service Bulletin development process, ensure the liaison between the AIRCOM and Airbus, provide anticipation of problems and help find solutions.

➢	Support AIRCOM for the selection of the Maintenance Repair Organization (MRO) for AIRCOM product embodiment and ensure that the working party is done on time and quality.

●	The scope of work addresses the support of hardware parts provided by AIRCOM to its existing and future clients and for which a contractual support obligation exists, directly or indirectly.

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Phase 3:

●	Analysis of the existing situation and of the risks that AIRCOM may face in terms of reputation or of liabilities. This will include in particular the following work:

➢	analyse the contractual obligations of AIRCOM to its clients, and the obligations of its suppliers

➢	analyse the current support organization from a physical viewpoint (inventories, logistics, repair centers...), as well as assess the organization that is expected to be put in place in the medium term (new products, new clients, retrofits)

➢	understand the specific constraints related to the AIRCOM technologies if any, such as antenna technology, throughput characteristics, communications protocols and standards, ARINC etc...

➢	review the current difficulties met by AIRCOM, its suppliers or the airlines to achieve the expected level of support service,

➢	analyze the specific issues related to the evolution of the hardware from the first generation to the second one and of the consequences on current clients (retrofits, stakes, obligations, liabilities),

Phase 4:

●	Definition of the various scenarios / action plans that AIRCOM may select to implement a support organization that would be comparable with best-in- class approaches recognized by leading airlines.

This will include in particular the following aspects:

➢	define the contractual requirements to achieve industry standard support levels from both a line- fit and a retrofit perspectives,

➢	establish a status of the most suitable support organization for AIRCOM products (who does what): by AIRCOM, by the suppliers, by a third party? How are the interfaces / processes defined?

➢	define the role that AIRCOM should maintain internally to monitor its Supply Chain and implement define the role that AIRCOM should maintain internally to monitor its Supply Chain and implement corrective actions / change plans when needed. In particular, this may require to define a new define the role that AIRCOM should maintain internally to monitor its Supply Chain and implement corrective actions / change plans when needed. In particular, this may require to define a new contractual approach with the suppliers,

➢	define what type of data base/repository could be defined to collect and crunch the data (MTBUF, MTBUR, TAT etc...) coming from suppliers and from clients, report on problems (with a medium term approach including feed- back, resolution statistics etc.. ), monitor the suppliers (corrective actions) and permit the implementation of structurally profitable FBH solutions.

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B - Methodology of work – planning/recommendation/follow-up

●	Review of the clients and suppliers contracts, obligations and current difficulties that arise to support the clients as per their expectations and of AIRCOM’s considerations about the perspectives that will derive from the technology developments, change of suppliers and expanding fleet to be supported with a medium-term perspective.

●	Conducting interviews with the relevant persons in charge of all support related aspects will be critical.

●	Deliverable: a high level report of the as- is situation, review of stakes sorted by order of importance (against to-be - defined financial, commercial and operational criteria, and industry standards)

●	Define with AIRCOM the objectives that considers should be achieved by its global support organization: internally, by the suppliers, level of clients satisfaction to be achieved short and medium term etc.

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